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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation in the Registration Statement on Form F-9 (File No. 333-106592) of Barrick Gold Corporation and Barrick Gold Inc. of our reports dated February 11, 2004 relating to the consolidated financial statements of Barrick Gold Corporation as at December 31, 2003 and 2002 and for each of the three years ended December 31, 2003.


(Signed) "PricewaterhouseCoopers LLP"
Toronto, Ontario
April 7, 2004







PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.